FIRST UNION CORPORATION
                         FIRST QUARTER REPORT

                                 FIRST
                                 UNION

                                 1995

                                 CONTENTS

                         Letter  from the Chairman
                                      3

                             News Highlights
                                      4

                            Financial Tables
                                      6

                           Board of Directors
                                     16

LONG-TERM PERFORMANCE


                     DIVIDENDS  PER COMMON SHARE
                             (DOLLARS PER SHARE)
                                *ANNUALIZED.

(Bar graph appears here. The plot points are as listed below.)
Vertical Range: 0.4, 0.8, 1.2, 1.6, 2.0
Horizontal Range: 1978, 1995
Plot Points: .29, .31, .33, .36, .40, .45, .49, .58, .65, .77, .86, 1.00,
             1.08, 1.12, 1.28, 1.50, 1.72, 1.84*





                    BOOK VALUE  PER SHARE GROWTH
                                 (IN DOLLARS)
              ORIGINALLY REPORTED (ADJUSTED FOR STOCK SPLITS),
             NOT RESTATED FOR POOLING OF INTEREST ACQUISITIONS.



(Bar graph appears here. The plot points are as listed below.)
Vertical Range: 5, 10, 15, 20, 25, 30, 35
Horizontal Range: Dec 1978, Mar 1995
Plot Points: 6.63, 7.39, 8.30, 8.19, 9.20, 10.66, 12.51, 12.96, 14.55, 16.25,
             17.98, 19.37, 20,72, 22.54, 26.08, 28.90, 30.66, 31.91






                                      1
                                     ...

                               BUSINESS PROFILE

    FIRST UNION CORPORATION, A BANK HOLDING COMPANY WITH HEADQUARTERS IN CHARLOTTE, NORTH CAROLINA, HAD ASSETS OF $77.9 BILLION AT MARCH 31, 1995. FIRST UNION IS THE NATION'S NINTH LARGEST BANK HOLDING COMPANY, WITH THE FOURTH LARGEST BANKING NETWORK AND EIGHTH LARGEST ATM NETWORK.

    FIRST UNION'S FULL-SERVICE BANKING OFFICES IN FLORIDA, NORTH CAROLINA, GEORGIA, VIRGINIA, SOUTH CAROLINA, TENNESSEE, MARYLAND AND WASHINGTON, D.C., PROVIDE A WIDE RANGE OF COMMERCIAL BANKING AND CONSUMER BANKING SERVICES. THROUGH MORE THAN 200 OFFICES IN 42 STATES, WE ALSO PROVIDE SUCH FINANCIAL SERVICES AS MORTGAGE BANKING, HOME EQUITY LENDING, CAPITAL MARKETS PRODUCTS AND SERVICES, INSURANCE AND SECURITIES BROKERAGE SERVICES.




                            2
                           ...

                          LETTER  FROM  THE CHAIRMAN

    Your company built momentum for the rest of the year with a solid first quarter financial performance. We earned $230 million, or $1.32 on a per common share basis. This compared with $225 million, or $1.28, in the fourth quarter of 1994 and $217 million, or $1.27, in the first quarter a year ago.

    First Union's first quarter 1995 return on average common stockholders' equity was 16.71 percent and return on average assets was 1.24 percent.

    This first quarter 1995 performance also reflected:

    (Bullet) 3 percent growth in loans, up $1.7 billion since year-end 1994;

    (Bullet) 3 percent decrease in expenses from the fourth quarter of 1994;
and

    (Bullet) 13 percent growth in capital management income, which includes trust and brokerage services, as well as 13 percent growth in mortgage banking income from the fourth quarter of 1994.

    Net loans at March 31, 1995, were $55.8 billion. Nonperforming assets were $577 million at March 31, 1995, compared with $558 million at year-end 1994. They remained a low 1.03 percent of net loans and foreclosed properties. Annualized net charge-offs also remained low at .31 percent of average net loans.

    We are pleased with this financial performance and with the steps we have taken to maintain our earnings momentum.

    I would like to express my appreciation to our stockholders for their continuing support. I would also like to thank our employees and directors for their invaluable contributions to the success of First Union.


Sincerely,



Edward E. Crutchfield
CHAIRMAN AND CHIEF EXECUTIVE OFFICER



                                     3
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

                                  NEWS HIGHLIGHTS

FIRST UNION TO LAUNCH "SMART CARDS"

    First Union will issue up to one million "smart cards" in Atlanta between September 1995 and the start of the Summer Olympics in 1996.

    Smart Cards look like credit cards, but they have microchips imbedded in plastic that store the cash value. These cards can be used in place of currency and coins for purchases. While other "smart cards" have been launched in localized, "closed" environments, this is the first effort to launch the use of the cards in an "open" environment, allowing consumers to make purchases at fast food stores, convenience stores, grocery stores, laundromats and vending machines, as well as for buses, subways and taxis.

    "We believe this is a bold, groundbreaking product introduction that could revolutionize the way consumers and merchants transact business," said Fred Winkler, senior vice president and head of First Union's card products division.


    In addition, First Union plans to launch a smart card in a "closed" environment in conjunction with the Jacksonville Jaguars of the National Football League. These smart cards, which will be introduced in August 1995, will enable stadium-goers to purchase concessions and merchandise inside the Jaguars stadium. This is the first step toward introducing the "open" environment smart cards in major metropolitan areas in Florida in 1997.

    Also in 1997, First Union will introduce its smart cards in the greater Washington, D.C., and Richmond, Va., areas. In 1998, they will be introduced in the Charlotte and the Raleigh-Durham areas in North Carolina; in the Columbia and the Greenville-Spartanburg areas in South Carolina; and in Nashville, Tennessee.


EMPLOYEES TO BE LICENSED TO SELL ANNUITIES

    First Union will train 800 of its current investment sales specialists to be licensed to sell insurance annuity products. The licensing program, which began with a pilot effort in North Carolina, is now expanding to six other states and Washington, D.C. About 400 employees are expected to complete the program by year-end 1995, and the rest are expected to complete the program by the end of 1996.



                                     4
                                    ...

FIRST UNION, PARTNER TO DEVELOP FIXED ANNUITY PRODUCT

    First Union Insurance Group has signed an agreement with Western National Life Insurance Company to develop the first proprietary fixed annuity product to be offered by First Union.The two companies will jointly develop the product, which will be sold to First Union customers who are interested in saving for their retirement. Western National Life will issue the product and provide marketing and administrative support, and First Union's Capital Management Group will provide investment management of the program's assets.


FIRST UNION CREATES "COMMUNITY COMMERCE"

    Customers and merchants who prefer alternative electronic delivery of financial services or other products now have an additional way to purchase merchandise or gain information - through their personal computers. First Union and Open Market Inc., a company that develops products to facilitate electronic commerce on such "information superhighway" networks as the Internet and the World Wide Web, have created "First Union CommunityCommerceSM," a "virtual" marketplace on the Internet. First Union is the intermediary for this electronic marketplace, which features virtual storefronts, electronic purchasing, a full range of financial services, and business development opportunities for small to mid-size companies.

    Open Market can be reached on the World Wide Web (URU) at:
http//www.openmarket.com.

    First Union began offering information on the Internet in January 1995. The First Access Network "branch" is available at URL:http://www:firstunion.com/; or via the electronic mail address of comments-firstunion.com.


CASH DIVIDEND DECLARED

    In April 1995, First Union's board of directors declared a regular quarterly cash dividend of 46 cents per share for its common stock, or $1.84 per share on an annualized basis.

    The common stock dividend is payable June 15 to holders of record as of May 31, 1995.




                                      5
                                      ...

               FINANCIAL TABLES
   FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)

.................................
FINANCIAL HIGHLIGHTS

                                                 THREE MONTHS ENDED
                                                      MARCH 31,        PERCENT
(IN THOUSANDS EXCEPT PER SHARE DATA)             1995         1994     INCREASE
Net income                                   $   236,909      222,459     6.5%
Dividends on preferred stock                       7,029        5,726    22.8
Net income applicable to common stockholders $   229,880      216,733     6.1%
Net income per common share                  $      1.32         1.27     3.9%
Average common shares                            173,929      170,314     2.1
Common stockholders' equity                  $ 5,490,734    4,992,020    10.0
Total stockholders' equity                     5,490,734    5,276,060     4.1
Book value per common share                  $     31.91        29.46     8.3
Actual common shares                             172,069      169,444     1.5
Common stock period-end price                $    43.375       41.625     4.2%

.................................
EARNINGS SUMMARY


                                                                                                                        1Q '95
                                                                 1995                          1994                        VS.
(IN THOUSANDS EXCEPT PER SHARE DATA)                             1Q          4Q         3Q          2Q          1Q       1Q '94
Net interest income (a)                                      $ 801,788    801,705     799,339     775,005     750,409       6.8%
Provision for loan losses                                       32,500     25,000      25,000      25,000      25,000      30.0
Net interest income after provision for loan losses (a)        769,288    776,705     774,339     750,005     725,409       6.0
Securities available for sale transactions                       3,635     (9,926)     (2,946)     (2,935)      4,300     (15.5)
Investment security transactions                                   217        411       2,286         694         615     (64.7)
Noninterest income                                             301,539    311,419     303,259     276,011     275,781       9.3
Noninterest expense                                            684,702    703,948     682,219     651,220     639,841       7.0
Income before income taxes (a)                                 389,977    374,661     394,719     372,555     366,264       6.5
Income taxes                                                   130,963    120,705     130,147     119,223     120,001       9.1
Tax-equivalent adjustment                                       22,105     22,407      22,820      23,712      23,804      (7.1)
Net income                                                     236,909    231,549     241,752     229,620     222,459       6.5
Dividends on preferred stock                                     7,029      6,831       6,595       6,201       5,726      22.8
Net income applicable to common stockholders before
  redemption premium                                           229,880    224,718     235,157     223,419     216,733       6.1
Redemption premium on preferred stock                                -     41,355           -           -           -         -
Net income applicable to common stockholders after
  redemption premium                                         $ 229,880    183,363     235,157     223,419     216,733       6.1%
Net income per common share before redemption premium        $    1.32       1.28        1.35        1.32        1.27       3.9%
Net income per common share after redemption premium         $    1.32       1.04        1.35        1.32        1.27       3.9%

(a) Tax-equivalent.


                 6                                           7
                ...                                         ...

          FINANCIAL TABLES
  FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)

.................................
AVERAGE BALANCE SHEET SUMMARY


                                                                                                       1Q '95
                                           1995             1994                                          VS.
(IN THOUSANDS)                       1Q            4Q            3Q            2Q            1Q         1Q '94
Loans, net                      $ 54,414,946    52,583,743    50,012,757    47,321,742    46,222,187     17.7%
Earning assets                    69,928,734    68,025,926    65,961,440    64,947,525    62,907,917     11.2
Total assets                      77,493,080    75,433,408    73,020,089    71,826,000    70,343,508     10.2
Noninterest-bearing deposits       9,978,428     9,997,860     9,927,448    10,067,077    10,072,065     (0.9)
Consumer time deposits            42,022,608    41,083,499    39,975,098    39,374,766    39,534,757      6.3
Other time deposits                5,271,533     4,031,040     3,632,802     2,895,097     2,349,622    124.4
Common stockholders' equity (a)    5,579,362     5,601,222     5,396,497     5,112,116     5,012,086     11.3
Total stockholders' equity (a)  $  5,579,362     5,837,407     5,680,537     5,396,156     5,296,126      5.3%


.................................
CAPITAL RATIOS (B)

Tier 1 capital                          7.86%         7.76          8.84          9.30          9.36
Total capital                          13.02         12.94         14.20         14.68         15.15
Leverage                                6.04%         6.12          6.77          6.67          6.57

.................................
INTANGIBLE ASSETS

(IN THOUSANDS)
Intangible assets
   Goodwill                      $   742,435       754,417       763,832       682,570       703,559
   Deposit base premium              422,827       437,025       319,522       224,918       240,935
   Other                               6,844         7,465         8,134         9,118         9,817
     Total                       $ 1,172,106     1,198,907     1,091,488       916,606       954,311
Mortgage servicing rights        $    80,266        84,898        89,666        79,826        82,102
Credit card premium              $    54,703        58,494        62,463        67,524        71,538

    (a) Average common stockholders' equity and average total stockholders' equity exclude average net unrealized gains or losses on debt and equity securities.

    (b) First quarter 1995 ratios are based on estimates and exclude net unrealized losses on debt and equity securities.


                 8                                           9
                ...                                         ...

          FINANCIAL TABLES
  FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)

.................................
OTHER FINANCIAL DATA

                                                                  1995                        1994
                                                                  1Q           4Q         3Q        2Q         1Q
Return on average assets (a)(b)                                   1.24%       1.22       1.31       1.28       1.28
Return on average common equity before redemption premium
  (a)(c)                                                         16.71       15.92      17.29      17.53      17.54
Return on average common equity after redemption premium
  (a)(c)                                                         16.71       12.99      17.29      17.53      17.54
Net interest margin (a)                                           4.57        4.71       4.84       4.78       4.79
Allowance as % of loans, net                                      1.74        1.81       1.95       2.06       2.17
Allowance as % of nonaccrual and restructured loans                224         245        203        192        168
Allowance as % of nonperforming assets                             168%        175        154        152        127
Loan losses                                                  $  61,962      72,223     72,120     54,516     56,068
Loan recoveries                                                 19,495      19,424     24,964     22,745     24,878
  Loan losses, net                                           $  42,467      52,799     47,156     31,771     31,190
 As % of average loans, net (a)                                    .31%        .40        .38        .27        .27
Nonperforming assets
  Commercial nonaccrual                                      $ 200,915     155,752    154,861    159,858    189,759
  Real estate nonaccrual                                       231,183     241,886    339,881    363,433    412,748
     Total nonaccrual loans                                    432,098     397,638    494,742    523,291    602,507
  Restructured loans                                               670       1,872        674      2,730      2,742
  Foreclosed properties                                        144,188     158,464    158,234    136,408    191,153
     Total nonperforming assets                              $ 576,956     557,974    653,650    662,429    796,402
As % of loans, net and foreclosed properties                      1.03%       1.03       1.26       1.35       1.70
    (a) Annualized.

    (b) Based on net income.

    (c) Based on net income applicable to common stockholders and average common stockholders' equity excluding average net unrealized gains or losses on debt and equity securities.


                10                                           11
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



             CONSOLIDATED STATEMENTS  OF INCOME
       FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)





                                                                     THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                     1995        1994
(IN THOUSANDS)
Interest Income
   Interest and fees on loans                                    $ 1,199,923   946,151
  Interest and dividends on securities available for sale            123,000   147,558
  Interest and dividends on investment securities
     Taxable income                                                   46,313    18,829
     Nontaxable income                                                22,321    24,610
   Trading account interest                                           19,914    10,392
   Other interest income                                              36,421    15,068
     Total interest income                                         1,447,892 1,162,608
Interest Expense
   Interest on deposits                                              466,738   318,684
   Interest on short-term borrowings                                 138,254    79,104
   Interest on long-term debt                                         63,217    38,215
     Total interest expense                                          668,209   436,003
Net interest income                                                  779,683   726,605
Provision for loan losses                                             32,500    25,000
Net interest income after provision for loan losses                  747,183   701,605
Noninterest Income
   Trading account profits                                             1,536     7,323
  Service charges on deposit accounts                                110,127   108,022
   Mortgage banking income                                            23,586    19,421
   Capital management income                                          67,413    50,949
  Securities available for sale transactions                           3,635     4,300
  Investment security transactions                                      217        615
  Fees for other banking services                                     21,928    13,757
   Merchant discounts                                                 16,633    14,361
   Insurance commissions                                              11,490     9,990
   Sundry income                                                      48,826    51,958
     Total noninterest income                                        305,391   280,696
Noninterest Expense
   Personnel expense                                                 341,659   309,640
   Occupancy                                                          59,401    60,391
  Equipment rentals, depreciation and maintenance                     65,917    56,700
   Postage, printing and supplies                                     31,437    25,282
   FDIC insurance                                                     30,162    29,939
   Professional fees                                                  17,263    10,908
   Owned real estate expense                                           3,220     5,296
   Amortization                                                       43,651    36,378
   Sundry                                                             91,992   105,307
     Total noninterest expense                                       684,702   639,841
Income before income taxes                                           367,872   342,460
Income taxes                                                         130,963   120,001
     Net income                                                      236,909   222,459
Dividends on preferred stock                                           7,029     5,726
     Net income applicable to common stockholders                  $ 229,880   216,733

                12                                           13
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


              CONSOLIDATED BALANCE SHEETS
     FIRST UNION CORPORATION AND SUBSIDIARIES (UNAUDITED)




                                                                                           MARCH 31,
(IN THOUSANDS)                                                                       1995          1994
Assets
  Cash and due from banks                                                         $ 3,157,119    3,054,037
  Interest-bearing bank balances                                                      722,062      799,569
 Federal funds sold and securities purchased under resale agreements                1,488,462    1,438,561
     Total cash and cash equivalents                                                5,367,643    5,292,167
  Trading account assets                                                            1,453,038      820,876
  Securities available for sale                                                     7,298,853   12,665,905
  Investment securities                                                             3,634,798    2,539,647
  Loans, net of unearned income                                                    55,767,718   46,732,424
  Allowance for loan losses                                                          (968,828)  (1,014,001)
     Loans, net                                                                    54,798,890   45,718,423
  Premises and equipment                                                            1,771,052    1,535,383
  Due from customers on acceptances                                                   302,248      220,698
  Mortgage servicing rights                                                            80,266       82,102
  Credit card premium                                                                  54,703       71,538
  Other intangible assets                                                           1,172,106      954,311
  Other assets                                                                      1,921,011    2,347,323
     Total assets                                                                 $77,854,608   72,248,373
Liabilities and Stockholders' Equity
  Deposits
    Noninterest-bearing deposits                                                   10,412,883   10,428,019
    Interest-bearing deposits                                                      46,390,022   41,659,772
       Total deposits                                                              56,802,905   52,087,791
  Short-term borrowings                                                             9,581,076   10,058,342
  Bank acceptances outstanding                                                        302,248      220,698
  Other liabilities                                                                 1,876,219    1,450,652
  Long-term debt                                                                    3,801,426    3,154,830
       Total liabilities                                                           72,363,874   66,972,313
  Stockholders' Equity
     Preferred stock
      Class A, authorized 40,000,000 shares
   Series A, 11% cumulative perpetual; $25.00 stated and liquidation value                 -             -
    Series A, $2.50 cumulative convertible, no par value; $25.00 stated
            and liquidation value                                                          -             -
         Series B, none issued                                                             -             -
    Series 1990 cumulative perpetual adjustable rate, no par value;
       $5.00 liquidation value; authorized 10,000,000 shares                               -        31,592
   Common stock, $3.331/3 par value; authorized 750,000,000 shares                    573,564      564,812
     Paid-in capital                                                                1,272,386    1,555,938
     Retained earnings                                                              3,741,801    3,165,544
    Unrealized loss on debt and equity securities                                     (97,017)     (41,826)
       Total stockholders' equity                                                   5,490,734    5,276,060
      Total liabilities and stockholders' equity                                  $77,854,608   72,248,373

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
                              BOARD  OF DIRECTORS


G. ALEX BERNHARDT
President and Chief Executive Officer,
Bernhardt Furniture Company
Lenoir, North Carolina

W. WALDO BRADLEY
Chairman, Bradley Plywood Corporation
Savannah, Georgia

ROBERT J. BROWN
Chairman, President and Chief
Executive Officer, B&C Associates, Inc.
High Point, North Carolina

EDWARD E. CRUTCHFIELD
Chairman and Chief Executive Officer
First Union Corporation
Charlotte, North Carolina

ROBERT D. DAVIS
Chairman, D.D.I., Inc.
Jacksonville, Florida

R. STUART DICKSON
Chairman of Executive Committee,
Ruddick Corporation
Charlotte, North Carolina

B.F. DOLAN
Investor
Charlotte, North Carolina

RODDEY DOWD SR.
Chairman,Charlotte Pipe & Foundry Co.
Charlotte, North Carolina

JOHN R. GEORGIUS
President, First Union Corporation
Charlotte, North Carolina

WILLIAM H. GOODWIN JR.
Chairman, AMF Companies
Richmond, Virginia

BRENTON S. HALSEY
Chairman Emeritus,
James River Corporation
Richmond, Virginia
HOWARD H. HAWORTH
President, The Haworth Group
Morganton, North Carolina
TORRENCE E. HEMBY JR.
President, Beverly Crest Corporation
Charlotte, North Carolina


LEONARD G. HERRING
President and Chief Executive Officer
Lowe's Companies, Inc.
North Wilkesboro, North Carolina

JACK A. LAUGHERY
Chairman, The Bagel Group, Inc.
Rocky Mount, North Carolina

MAX LENNON
President and Chief Executive Officer
Eastern Foods, Inc.
Atlanta, Georgia

RADFORD D. LOVETT
Chairman, Commodores Point
Terminal Corporation
Jacksonville, Florida

HENRY D. PERRY JR.
Physician
Plantation, Florida

RANDOLPH N. REYNOLDS
Vice Chairman,
Reynolds Metals Company
Richmond, Virginia

RUTH G. SHAW
Senior Vice President, Corporate
Resources and Chief Administrative
Officer, Duke Power Company
Charlotte, North Carolina

LANTY L. SMITH
Chairman and Chief Executive Officer
Precision Fabrics Group, Inc.
Greensboro, North Carolina

DEWEY L. TROGDON
Chairman, Cone Mills Corporation
Greensboro, North Carolina

JOHN D. UIBLE
Investor
Jacksonville, Florida

B.J. WALKER
Vice Chairman,
First Union Corporation
Jacksonville, Florida

KENNETH G. YOUNGER
Transportation Consultant
Gastonia, North Carolina

                                      16
                                      ...

FIRST                                          Bulk Rate
UNION                                          U.S. Postage
                                               PAID
FIRST UNION CORPORATION                        Charlotte, N.C.
Two First Union Center                         Permit No. 1
Charlotte, NC 28288-0570

This First Union Quarterly report includes information released to the public and the news media on April 12, 1995. You may obtain a copy of our First Quarter Financial Supplement, which contains more detailed financial and other information, by writing to Investor Relations, Two First Union Center, Charlotte, North Carolina 28288-0206. There is no charge.